Exhibit 99.1

Contacts:
	Semitool, Inc. Larry Viano, Chief Financial Officer 406.752.2107 lviano@semitool.com	Lippert/Heilshorn & Associates, Inc. Moriah Shilton, Vice President 415.433.3777 ir@semitool.com

Semitool Chairman Adopts Rule 10b5-1 Trading Plan

Kalispell, MT — July 1, 2005 — Semitool, Inc. (Nasdaq: SMTL), a manufacturer of wafer processing equipment for the semiconductor industry, today announced that it has been informed by its chairman and chief executive officer, Raymon F. Thompson, that he has adopted a pre-arranged stock trading plan to sell a portion of his company stock over time as part of his individual long-term strategy for asset diversification and liquidity. The stock trading plan was adopted in accordance with guidelines specified under Rule 10b5-1 of the Securities and Exchange Act of 1934.

        Rule 10b5-1 allows corporate officers and directors to adopt written, pre-arranged stock trading plans when they do not have material, non-public information. Using these plans, insiders can gradually diversify their investment portfolios, can spread stock trades out over an extended period of time to reduce any market impact and can avoid concerns about whether they had material, non-public information when they sold their stock.

        Mr. Thompson has provided the following information regarding the terms of his Rule 10b5-1 Plan: Mr. Thompson may sell up to 800,000 shares over a period of six months. The transactions under these plans will commence no earlier than July 1, 2005, and will be disclosed publicly through filings with the Securities and Exchange Commission. If Mr. Thompson completes all the planned sales of shares under his Rule 10b5-1 Plan he would continue to own beneficially approximately 11,097,968 shares, representing approximately 39 percent of Semitool, Inc.‘s outstanding stock (based on the current number of outstanding shares of Semitool, Inc.). Mr. Thompson does not hold any stock options in Semitool, Inc.

About Semitool, Inc.
Semitool designs, manufactures and supports highly engineered, multi-chamber single-wafer and batch wet chemical processing equipment used in the fabrication of semiconductor devices. The company’s primary suites of equipment include electrochemical deposition systems for electroplating copper, gold, solder and other metals; surface preparation systems for cleaning, stripping and etching silicon wafers; and wafer transport container cleaning systems. The company’s equipment is used in semiconductor fabrication front-end and back-end processes, including wafer level packaging.

Headquartered in Kalispell, Montana, Semitool maintains sales and support centers in the United States, Europe and Asia. The company’s stock trades on the Nasdaq National Market under the symbol SMTL. For more information, please visit the company’s website at www.semitool.com.

Semitool is a registered trademark of Semitool, Inc.